Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Fund For Utah
 (the "Fund") was held on October 6, 2010. The holders of shares representing 75% of the total net asset value of the shares entitled to vote were present in person or by proxy.
At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes are presented below).

1. To elect Trustees.

Dollar Amount of  Votes:

	Trustee		For	Withheld

	Tucker Hart Adams	$285,355,660	$11,076,945
	Ernest Calderon	$285,966,771	$10,495,324
	Thomas A. Christopher	$285,557,352	$10,904,743
	Gary C. Cornia		$285,193,593	$11,268,512
	Grady Gammage, Jr.	$286,048,331	$10,413,764
	Diana P. Herrmann	$285,593,890	$10,868,195
	Lyle W. Hillyard		$286,021,495	$10,440,600
	John C. Lucking	$286,416,425	$10,045,670
	Anne J. Mills		$285,240,973	$11,221,122



2. To ratify the selection of Tait Weller & Baker LLP as the Fund's independent registered accounting firm.


	For		Against	Abstain
	$285,412,870		$4,181,171	$6,868,044